Exhibit 3.1

AMENDMENT NO. 1 TO
THE AMENDED AND RESTATED BYLAWS OF
FRED’S, INC.

In accordance with the provisions of Paragraph 64 of the Amended and Restated Bylaws (the “Bylaws”) of Fred’s, Inc. (the “Company”), the Company does hereby make and adopt this Amendment No. 1 (this “Amendment”) to the Bylaws:

1.	The Bylaws are hereby amended as follows:
(a)	Paragraphs 53 through 57 are hereby deleted in their entirety and replaced with the following:

53.            The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or interstate, is or was a Director or officer of the Corporation, or, at the request of the Corporation, is or was serving in any capacity for another Corporation partnership, joint venture, trust or other enterprise against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him in the defense, settlement or otherwise in connection with such action, suit or proceeding if he acted in good faith for a purpose he reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

54.            To the extent that a Director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs 52 and 53, or in defense of any claim, issue, or matter therein, he shall be entitled as of right to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

55.            Any indemnification under paragraphs 52 and 53 (unless ordered by a court) to a person who has not been wholly successful, on the merits or otherwise in the defense of an action, suit or proceeding referred to in paragraphs 52 or 53 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraph 52 or 53. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, by the Board upon the written opinion of independent legal counsel, or (iii) by a majority of a quorum of the Shareholders entitled to vote at any meeting. Any such determinations that a payment by way of indemnity should be made shall be binding upon the Corporation.

56.            Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding if authorized under paragraph 55, however, any such advancement shall be repaid by the person who received the same if he is ultimately found, under the procedure set forth herein, not to be entitled to indemnification, or, where indemnification is granted, to the extent the expenses so advanced by the Corporation exceed the indemnification to which he is entitled.

57.            The Corporation may from time-to-time enter into indemnification agreements with its Directors, officers, employees, or agents, which shall not contain terms that are inconsistent with these Bylaws.

(b)	Paragraph 60 is hereby deleted in its entirety and replaced with the following:

60.            It is the intention of this Corporation that the provisions providing for indemnification hereunder shall extend the maximum indemnification possible under the laws of the State of Tennessee, and if any one or more words, phrases, clauses, sentences or sections of such provisions should be held unenforceable for any reason, all remaining portions of this such provisions remain in full force and effect.  Any repeal or modification of the foregoing indemnification provisions or any amendment to the Corporation’s Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

2.	All other provisions of the Bylaws shall remain in full force and effect, unaltered except as expressly provided above.

Dated this June 15, 2017	FRED’S, INC.

	By:	/s/ Michael K. Bloom
	Name:	Michael K. Bloom
	Title:	Chief Executive Officer